Exhibit 16.1

October 13, 2023

Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549-7561

We have been furnished with a copy of the response to Item 4.01 of Form 8-K for the event that occurred on October 13, 2023, to be filed by our former client, Gardiner Healthcare Acquisitions Corp.. We agree with the statements made in response to that Item insofar as they relate to our Firm.

Very truly yours,

/s/ BDO USA, P.C.